STATEMENT OF REGISTERED INVESTMENT COMPANIES
PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT






	Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Fundssm, as follows:

	The premium for the 10 million dollar insured bond covering The Aquila Group of Fundssm has been paid through the period ending June 30, 2007.

Dated this 26th day of June, 2006.








					The Aquila Group of Fundssm


					/s/  Robert W. Anderson
					___________________________
       				Robert W. Anderson
   					Chief Compliance Officer














						Total Assets




FUND 						Fund Level		      Bond Amount
      					06/30/06


TAX-FREE TRUST OF ARIZONA			375,437,864			750,000

TAX-FREE TRUST OF OREGON			428,376,810			750,000

HAWAIIAN TAX-FREE TRUST				744,304,624			900,000

TAX-FREE FUND OF COLORADO			229,486,114			600,000

CHURCHILL TAX-FREE FUND KENTUCKY		278,678,412			750,000

TAX-FREE FUND FOR UTAH				217,860,565			600,000

NARRANGANSETT INS T-F INC FD			155,193,915			600,000

ROCKY MOUNTAIN EQUITY FUND		  	25,632,035			300,000

CASH ASSETS TRUST					485,209,529			750,000

TAX-FREE CASH ASSETS TRUST			192,106,149			600,000

U.S. TREASURIES CASH ASSETS TRUST       1,257,711,392           1,250,000

THREE PEAKS HIGH INCOME FUND		        4,752,578			125,000

CAPITAL CASH MANAGEMENT TRUST		            1,001	             54,000

CAPITAL CASH US GOVT SEC TRUST		          0				0

CHURCHILL CASH RESERVE TRUST			      1,001	  		 54,000

					       	____________	      ________
TOTALS ASSETS ALL FUNDS:	        	4,394,751,987	     8,075,000